Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Combined Proxy Statement/Prospectus and “Independent Registered Public Accounting Firms” in the Statement of Additional Information and to the incorporation by reference of our reports dated March 23, 2010 with respect to the financial statements and financial highlights of Columbia Portfolio Builder Total Equity Fund, Columbia Income Builder Fund, Columbia Income Builder Fund II, and Columbia Income Builder Fund III included in the Annual Reports for the year ended January 31, 2010 incorporated by reference into the Registration Statement (Form N-14) as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 28, 2010